Exhibit 99.1

New York | +1 212 606 7176 | Lauren Gioia | Lauren.Gioia@Sothebys.com | Darrell Rocha | Darrell.Rocha@Sothebys.com
London | +44 (0) 207 293 6000 | Mitzi Mina | Mitzi.Mina@Sothebys.com
Hong Kong | +852 2822 8140/5509 | Winnie Tang | Winnie.Tang@sothebys.com

SOTHEBY’S NAMES CHARLES F. STEWART CHIEF EXECUTIVE OFFICER

NEW YORK, 28 October 2019 - Sotheby’s today announced the appointment of Charles F. Stewart as Chief Executive Officer, effective immediately.

Mr. Stewart joins Sotheby’s from Altice USA, where he has served as Co-President and Chief Financial Officer since 2016. He assumed the role at Altice USA following more than two decades of operations, financial and corporate leadership experience in the U.S., Latin America and Europe, most recently as CEO of Itau BBA International plc. Prior to that, he spent 19 years at Morgan Stanley as an investment banker in various leadership and client-facing roles, based in New York, Brazil and London.

Mr. Stewart succeeds Tad Smith, who served as CEO of Sotheby’s since 2015. Underscoring his confidence in Sotheby’s long-term success, Mr. Smith will become a shareholder of the company and act as a senior advisor to Mr. Stewart.

Patrick Drahi, owner of Sotheby’s, commented, “Charlie is a talented executive who brings years of international experience to Sotheby’s. I have known him for many years and have been impressed by his appetite for innovation, taking smart risks, and challenging the status quo. He has a proven record of driving growth and is ideally positioned to create value for Sotheby’s clients and our outstanding team. I also want to thank Tad Smith for his leadership over the past four and a half years. Sotheby’s reached a new level of success during his tenure and I am delighted we will continue to benefit from his experience in an advisory capacity.”

Mr. Stewart said, “I am thrilled to be joining such a successful and storied organization. Sotheby’s is renowned throughout the world for deep expertise, trusted relationships, and a long history of innovation.  I look forward to adding my expertise to the talented global team and building on the success that has been established over nearly three centuries.”

About Charles F. Stewart
Charles Stewart most recently served as Co-President and Chief Financial Officer of Altice USA.

During his tenure at Altice USA, Mr. Stewart helped establish the Company as one of the leading technology, telecommunications and entertainment providers in the U.S. during a time of unprecedented change in the industry. In his role, he drove numerous operational and financial activities that integrated and transformed the Company, refocusing it for innovation and growth. Notably, in 2017, he helped lead the Company’s successful $2.1 billion initial public offering on the New York Stock Exchange, the largest telecom IPO in 15 years. Additionally, Mr. Stewart spearheaded the expansion of Altice USA’s Advertising and News businesses.

Exhibit 99.1

This included the launch of a4, Altice’s advanced advertising platform, and numerous strategic acquisitions, as well as the growth of Altice News through the acquisition of Cheddar, integration of i24NEWS, and continued investment in hyperlocal news network News 12 Networks.

Mr. Stewart joined Altice USA after two decades of banking and finance experience spanning the U.S., Latin America and Europe. During his seven years based in London, he served as CEO of Itau BBA International plc, the international holding company for Itau-Unibanco, the largest bank in Latin America.  In that role, he oversaw Itau-Unibanco’s wholesale and private banking activities across Europe, the Middle East, Asia and the U.S. Prior to that, he spent 19 years in investment banking at Morgan Stanley in various client and leadership roles, including as Deputy Head of Investment Banking for EMEA, Head of Latin America Investment Banking, and member of the global investment banking management committee.

Mr. Stewart is a graduate of Yale University and lives in New York City with his wife and three children.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s has a global network of 80 offices in 40 countries and presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris.  Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s also presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Sotheby’s Home, the online marketplace for interior design.

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